                             Exhibit 99.1
CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition

Houston, TX, December 1, 2020  – U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, announced today that the Company just completed the acquisition of a three-clinic physical therapy practice. USPH acquired 75% of the equity interests with the practice founder retaining 25%. The purchase price was $9.1 million. The business generates more than $4.6 million in annual revenue and has approximately 54,000 patient visits per year.
Chris Reading, Chief Executive Officer, said, “This announcement marks the third acquisition of the year and the second in the past few months.  Our entire team is extremely excited about this newest partnership.  Our new partner has done a masterful job navigating through the pandemic to new all-time highs with a great forward plan for growth.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 553 outpatient physical therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 38 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.